Exhibit 5.1
OPINION OF DAVIS POLK & WARDWELL
August 19, 2005
Callidus Software Inc.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113
Ladies and Gentlemen:
     Callidus Software Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) 2,862,703 shares of its common stock, par value $0.001 per share (the “Securities”), of which 1,310,502 shares are to be issued under the 2003 Stock Incentive Plan, as amended, 524,201 are to be issued under the 2003 Employee Stock Purchase Plan, 1,000,000 are to be issued under the Non-Qualified Stock Option Agreement with Robert H. Youngjohns, and 28,000 are to be issued under the Restricted Stock Agreement with Robert H. Youngjohns.
     We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that, when delivered in accordance with the applicable stock plan or agreement upon receipt by the Company of adequate consideration therefor, the Securities will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above.
Very truly yours,
/s/ Davis Polk & Wardwell